Exhibit 107.1
Calculation of Filing Fee Tables
Form
S-8
Edison International
Newly Registered Securities

Notes	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)

(1)	Equity	Common Stock, no par value	Rule 457(c) and Rule 457(h)	16,500,000	$57.29	$945,285,000.00	0.00015310	$144,723.13

	Total Offering Amounts					$945,285,000.00		$144,723.13

	Total Fee Offsets							—

	Net Fee Due							$144,723.13

(1)
This Registration Statement on Form
S-8
(this “Registration Statement”) covers shares of common stock, no par
value (“Common Stock”), of Edison International (the “Registrant”) (i) issuable pursuant to the Edison International 2007 Performance Incentive Plan, as amended and restated on April 24, 2025 (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the Plan by reason of any share dividend, share split or other similar transaction.

The amount of registration fee is rounded down to the nearest whole cent.
The proposed maximum offering price per unit is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices for a share of Common Stock as quoted on the New York Stock Exchange on April 22,
2025
.